EXHIBIT 99.1

Contact:
Doug Farrell
Vice President of Investor Relations
408-731-5285

AFFYMETRIX REPORTS THIRD QUARTER RESULTS

Santa Clara, Calif.—November 2, 2011—Affymetrix, Inc., (NASDAQ: AFFX) today reported its operating results for the third quarter of 2011. Total revenue for the quarter was $64.0 million, as compared to total revenue of $74.0 million in the third quarter of 2010.

The Company reported a net loss of $9.8 million, or $0.14 per diluted share, in the third quarter of 2011. This loss included impairment charges totaling $0.7 million, or $0.01 per diluted share, on investments as well as a reserve of $2.2 million, or $0.03 per diluted share, on a note receivable from a private biotechnology company. This compares to net income of $1.0 million, or $0.01 per diluted share, in the same period of 2010. Results for the third quarter of 2010 included a gain of $4.1 million, or $0.06 per diluted share from the repurchase of convertible notes.

For the third quarter of 2011, product revenue was $57.0 million, which consisted of consumable revenue of $52.9 million and instrument revenue of $4.1 million. Service revenue was $5.3 million, and royalties and other revenue was $1.7 million. This compares to third quarter 2010 product revenue of $67.3 million, which consisted of consumable revenue of $61.9 million and instrument revenue of $5.4 million. Service revenue in the third quarter of 2010 was $4.9 million, and royalties and other revenue was $1.8 million.

For the third quarter of 2011, cost of product sales was $24.6 million compared to $29.8 million in the same period of 2010. Cost of services and other was $3.0 million compared to $3.7 million in the same period of 2010. Product gross margin was 57%, as compared to 56% in the same period of 2010.

For the third quarter of 2011, operating expenses were $42.2 million as compared to operating expenses of $42.5 million in the same period of 2010.

“During the third quarter we completed a number of initiatives to position the company for top-line growth and profitability in 2012,” said Frank Witney, President and CEO.  “This involved restructuring the organization to better align our resources with our key commercial opportunities. We reduced our headcount in R&D and plan to reallocate some of those resources to sales and marketing to help drive product adoption. During the quarter, our cash-flow from operations was roughly $12 million and our net cash position increased to approximately $170 million.”

During the third quarter, the Company announced:

•
The introduction of the CytoScan® HD Solution, a research-use-only array for cytogenetic analysis. The CytoScan HD Solution provides the broadest coverage, highest performance, and most genotype–able single nucleotide polymorphisms (SNPs) for detecting human chromosomal aberrations associated with genes related to constitutional and cancer cytogenetics. This single array includes more than 2.6 million copy number markers of which 750,000 are genotype–able SNPs and 1.9 million are non–polymorphic probes.

•
The commercial launch of the Axiom® Genome-Wide Pan-African Array, the first commercial product to maximize genomic coverage of both common and rare alleles in populations of African ancestry, including West African, East African, and African American. The Axiom Solution is the only microarray family of products to provide a complete set of population-optimized arrays for all three HapMap populations: Western European (CEU), East Asian (ASI), and Yoruba (YRI). Each array is strategically designed to address the unique haplotype structure of these populations to ensure high genomic coverage and statistical power.

•
The commercialization of 18 new array designs for whole-transcriptome analysis of model and applied research organisms that will allow scientists to obtain a more complete gene expression view than traditional 3' biased arrays. The new Affymetrix® Gene 1.1 ST Array Strips are created exclusively for the GeneAtlas® System--the first personal bench-top microarray system in which four samples can be processed simultaneously. The GeneAtlas System and array strips offer an affordable solution that combines excellent performance and a simplified workflow with intuitive, easy-to-use software.

•
The commercialization of a next-generation human transcriptome array demonstrated by Stanford University researchers to be superior to mRNA sequencing (RNA-Seq) in gene expression profiling studies. In multiple experiments using a clinically relevant transcriptome discovered by deep sequencing, the research scientists compared the throughput and performance of both profiling technologies and found the new GeneChip® Human Transcriptome and Splice Junction Array outperformed RNA-Seq in most all parameters when detecting exonic changes implicated in human disease and genetic disorders. According to results of Stanford's recently published study, the Human Transcriptome Array detected the same number of genes and two times the number of exons, had lower variance over a wide range of expression levels, improved the percentage of true-positive detections in alternative splicing analysis, and measured more non-coding RNA than RNA-Seq. With 99 percent coverage of human genes and 95 percent coverage of transcript isoforms, researchers determined that the high density microarray is a better profiling technology than RNA-Seq for clinical studies.

Affymetrix's management team will host a conference call on November 2, 2011 at 2:00 p.m. PT to review its operating results for the third quarter of 2011. A live webcast can be accessed by visiting the Investor Relations section of the Company’s website at www.affymetrix.com. In addition, investors and other interested parties can listen by dialing domestic: (877) 407-8291, international: (201) 689-8345.

A replay of this call will be available from 5:00 p.m. PT on November 2, 2011 until 8:00 p.m. PT on November 9, 2011 at the following numbers: domestic: (877) 660-6853, international: (201) 612-7415. The passcode for both replays is 380800. An archived webcast of the conference call will be available under the Investor Relations section of the Company's website.

About Affymetrix
Affymetrix technology is used by the world's top pharmaceutical, diagnostic, and biotechnology companies, as well as leading academic, government, and nonprofit research institutes. Almost 2,200 systems have been shipped around the world and over 24,000 peer-reviewed papers have been published using the technology. Affymetrix is headquartered in Santa Clara, California, and has manufacturing facilities in Cleveland, Ohio, and Singapore. The Company has more than 900 employees worldwide and maintains sales and distribution operations across Europe, Asia and Latin America.

All statements in this press release that are not historical are "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act as amended, including statements regarding Affymetrix' "expectations," "beliefs," "hopes," "intentions," "strategies" or the like. Such statements are subject to risks and uncertainties that could cause actual results to differ materially for Affymetrix from those projected, including, but not limited to: risk relating to the Company’s ability to successfully commercialize new products, risk relating to past and future acquisitions, including the ability of the Company to successfully integrate such acquisitions into its existing business; risks of the Company's ability to achieve and sustain higher levels of revenue, higher gross margins and reduced operating expenses; uncertainties relating to technological approaches, risks associated with manufacturing and product development; personnel retention; uncertainties relating to cost and pricing of Affymetrix products; dependence on collaborative partners; uncertainties relating to sole-source suppliers; uncertainties relating to FDA and other regulatory approvals; competition; risks relating to intellectual property of others and the uncertainties of patent protection and litigation. These and other risk factors are discussed in Affymetrix' Annual Report on Form 10-K for the year ended December 31, 2010, and other SEC reports. Affymetrix expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Affymetrix' expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

PLEASE NOTE:
Affymetrix, the Affymetrix logo, GeneChip, and all other trademarks are the property of Affymetrix, Inc.

- Financial Charts to Follow -

AFFYMETRIX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)
(UNAUDITED)

	September 30,	December 31,
	2011	2010
ASSETS:		(Note 1)
Current assets:
Cash and cash equivalents	$32,391	$35,484
Restricted cash	294	287
Available-for-sale securities—short-term portion	53,439	67,223
Accounts receivable, net	41,101	52,281
Inventories	47,872	49,373
Deferred tax assets—short-term portion	964	1,071
Prepaid expenses and other current assets	7,940	9,422
Total current assets	184,001	215,141
Available-for-sale securities—long-term portion	177,851	134,190
Property and equipment, net	45,124	54,177
Acquired technology rights, net	29,468	38,858
Deferred tax assets—long-term portion	4,981	4,894
Other long-term assets	9,731	13,525
Total assets	$451,156	$460,785

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable and accrued liabilities	$40,305	$44,259
Deferred revenue—short-term portion	9,671	10,950
Total current liabilities	49,976	55,209
Deferred revenue—long-term portion	4,125	4,601
Other long-term liabilities	13,769	11,748
Convertible notes	95,469	95,472
Stockholders’ equity:
Common stock	705	706
Additional paid-in capital	748,156	742,206
Accumulated other comprehensive income	2,911	1,376
Accumulated deficit	(463,955)	(450,533)
Total stockholders’ equity	287,817	293,755
Total liabilities and stockholders’ equity	$451,156	$460,785

Note 1:
The condensed consolidated balance sheet at December 31, 2010 has been derived from the audited consolidated financial statements at that date included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

AFFYMETRIX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
REVENUE:
Product sales	$57,001	$67,273	$182,608	$205,819
Services	5,262	4,929	15,029	14,134
Royalties and other revenue	1,724	1,770	4,733	5,884
Total revenue	63,987	73,972	202,370	225,837
COSTS AND EXPENSES:
Cost of product sales	24,647	29,822	70,913	85,816
Cost of services and other	3,001	3,677	9,627	11,820
Research and development	15,328	16,175	46,894	52,469
Selling, general and administrative	26,915	26,309	80,802	86,116
Total costs and expenses	69,891	75,983	208,236	236,221
Loss income from operations	(5,904)	(2,011)	(5,866)	(10,384)
Interest income and other, net	(2,154)	760	(3,549)	(2,100)
Interest expense	991	1,537	2,866	6,309
Gain from repurchase of convertible notes	-	4,108	-	5,852
(Loss) income before income taxes	(9,049)	1,320	(12,281)	(12,941)
Income tax provision	740	352	1,141	1,252
Net (loss) income	$(9,789)	$968	$(13,422)	$(14,193)

Basic net (loss) income per common share	$(0.14)	$0.01	$(0.19)	$(0.21)

Diluted net (loss) income per common share	$(0.14)	$0.01	$(0.19)	$(0.21)

Shares used in computing basic net (loss) income per common share	69,719	68,875	70,790	68,945

Shares used in computing diluted net (loss) income per common share	69,719	69,223	70,790	68,945